Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Jill Isenstadt
Chief Financial Officer	(415) 217-7722
626-325-9600	chris@blueshirtgroup.com
www.cogentsystems.com	jill@blueshirtgroup.com

Cogent Systems Announces Third Quarter Results

Revenues Increase 35% Sequentially and 56% Year-Over-Year

Company Generates $34 Million in Cash from Operations, Cash and Investments increase by $26 Million - Deferred Revenue Grows to $73 Million

Pasadena, CA – November 5, 2008 - Cogent Systems (Nasdaq: COGT) today announced financial results for the third quarter ended September 30, 2008.

Third quarter 2008 revenues were $35 million, compared to revenue of $22.5 million in the same year ago period. Net income on a GAAP basis for the third quarter of 2008 was $12 million, or $0.13 per diluted share. This compares to GAAP net income of $4.1 million, or $0.04 per diluted share in the same year ago period.

Cogent’s third quarter of 2008 GAAP results included $0.9 million of non-cash share based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the third quarter of 2008 was $12.6 million, or $0.14 per diluted share. This compares to non-GAAP net income of $4.5 million, or $0.05 per diluted share, in the same year ago period, excluding the effects of similar items in both periods.

“We are pleased to announce strong top line results in the third quarter, with revenue increasing 35% sequentially and 56% year-over-year. The increase in revenue was driven by orders from the DHS and Morocco, along with a broad selection of domestic and international customers. We also enjoyed our first full quarter of contribution from the SSD division and had our first shipments from our Fusion product – a unique hand-held, multi-modal biometric device,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “We have good visibility heading into the fourth quarter based on existing orders, and are building backlog for 2009. Looking further into 2009, we believe that our line of handheld units, new SSD division and strategic partnerships will all contribute to revenues. Additionally, we expect several significant contracts to be awarded in the next six months, as we believe the demand for biometric solutions continues to grow worldwide.”

“Gross margins remained solid at 70% on a GAAP basis and deferred revenues continued to grow, increasing by approximately $24 million in the third quarter to $73 million,” commented Paul Kim, Chief Financial Officer of Cogent. “We also generated $33.6 million in cash from operations this quarter, as we continue to maintain a strong balance sheet with $456 million in cash and investments and no debt.”

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Wednesday, November 5 to discuss these results. For parties in the United States and Canada, call 800-218-8862 to access the conference call. International parties can access the call at 303-262-2053.

Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11121292. International parties should call 303-590-3000 and enter pass code 11121292.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding anticipated contract awards and market developments. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-K for the year ended December 31, 2007 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; exposure to intellectual property and product liability claims; difficulty in integrating acquisitions; and failure to achieve the expected benefits of acquisitions. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

September 30, 2008 and December 31, 2007

(in thousands)

	Balance at 9/30/2008	Balance at 12/31/2007
ASSETS:
Cash and investments	$456,248	$444,307
Accounts receivable, net	41,595	31,845
Unbilled accounts receivable	984	1,201
Inventories	22,941	11,359
Property and equipment, net	36,511	33,644
Deferred income taxes	36,606	26,143
Other assets	10,705	2,689

Total assets	$605,590	$551,188

LIABILITIES & EQUITY:
Accounts payable, accrued liabilities and income taxes payable	$31,659	$13,324
Deferred revenue	72,672	27,648
Total stockholders’ equity	501,259	510,216

Total liabilities & equity	$605,590	$551,188

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Nine Months Ended September 30, 2008 and 2007

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Product revenues	$24,656	$16,016	$59,454	$65,714
Maintenance and services revenues	10,376	6,496	26,250	18,205

Total revenues	35,032	22,512	85,704	83,919

Cost of revenues:
Cost of product revenues (1)	6,006	8,144	16,605	28,906
Cost of maintenance and services revenues (1)	4,490	1,955	10,784	5,446

Total cost of revenues	10,496	10,099	27,389	34,352

Gross profit	24,536	12,413	58,315	49,567

Operating expenses:
Research and development (1)	4,039	2,670	10,585	7,775
Selling and marketing (1)	3,625	2,361	9,308	6,422
General and administrative (1)	2,144	5,670	7,757	17,546
Income from settlement of lawsuit	—	—	(10,000)	—

Total operating expenses	9,808	10,701	17,650	31,743

Operating income	14,728	1,712	40,665	17,824
Interest income	4,000	5,756	13,063	16,530
Other, net	376	(195)	174	185

Income before income taxes	19,104	7,273	53,902	34,539
Income tax provision (2)	7,070	3,129	20,230	13,607

Net income	$12,034	$4,144	$33,672	$20,932

Net income per share:
Basic	$0.13	$0.04	$0.37	$0.22
Diluted	$0.13	$0.04	$0.37	$0.22
Number of shares used in per share computations:
Basic	89,536	94,436	90,122	94,331
Diluted	90,403	95,976	91,169	95,972
(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$119	$48	$331	$285
Cost of maintenance and services revenues	141	57	404	262
Research and development	230	72	670	274
Selling and marketing	213	266	689	726
General and administrative	200	168	599	646

Total share-based compensation expense	$903	$611	$2,693	$2,193

(2)	Tax rates as follows:

•	37% for three months ended September 30, 2008

•	43% for three months ended September 30, 2007

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months and Nine Months Ended September 30, 2008 and 2007

(in thousands, except per share data)

	Three months ended September 30, 2008	Three months ended September 30, 2007
Earnings for per share calculations
GAAP Net Income	$12,034	$4,144
GAAP Income tax provision	7,070	3,129
Share-based compensation expense	903	611
Tax effect (1)	(7,403)	(3,390)

Non-GAAP Net income	$12,604	$4,494

Earnings per share
GAAP Diluted EPS	$0.13	$0.04
GAAP Income tax provision	0.08	0.03
Share-based compensation expense	0.01	0.01
Tax effect (1)	(0.08)	(0.03)

Non-GAAP Diluted EPS	$0.14	$0.05

(1)	Tax rates as follows:

•	37% for three months ended September 30, 2008

•	43% for three months ended September 30, 2007